Exhibit 10.22A

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (“Second Amendment”) is entered into this 17th day of November, 2005, by and between BC Investments & Leasing, Inc., 1700 42nd St. SW Suite 2000, Fargo, North Dakota 58103, a North Dakota corporation, hereinafter referred to as “Landlord”; and Alien Technology Corporation, 18220 Butterfield Blvd., Morgan Hill, California 95037, a California corporation, hereinafter referred to as “Tenant”.

W I T N E S S E T H:

Whereas, Landlord and Tenant entered into that certain Lease Agreement (“Lease”) for 4976 square feet of usable space (“Original Space”) located at 1700 42nd Street, Fargo, North Dakota, dated April 12 2004; and

WHEREAS, pursuant to that certain First Amendment to Lease Agreement (“First Amendment”), dated 11th day of November, 2004, Landlord and Tenant improved and added approximately 2,213 square feet of additional usable space (“Added Space”);

WHEREAS, Landlord and Tenant desire to amend Lease as provided hereunder to add approximately 200 square feet of “Mechanicals Space” for Tenant’s use in the basement of the Building as shown on Exhibit A to this First Amendment;

NOW THEREFORE, in consideration of the above, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby amend the Lease as follows:

1) Effective June 1, 2005, the term “Mechanicals Space” for Tenant’s use shall increase by 200 square feet to a total size of 550 square feet to accommodate for Tenant’s use and storage of high-speed strap attach machine and related equipment (“HiSAM”). Tenant shall continue to pay to Landlord a charge of $6.00 per square foot for the Mechanicals Space.

2) Effective June 1, 2005, in order to accommodate for (i) the additional power consumption due to Tenant use of the HiSAM and (ii) the increase in the Mechanicals Space in Section 1 of this Second Amendment, the parties agree that Tenant will pay an additional $500 per month to the CAM Area Expenses set forth in the Second Amendment.

3) Except as to those sections specifically amended herein, all terms and conditions of the Lease and the First Amendment remain in full force and effect. The Lease and the First Amendment are incorporated herein by this reference as though fully set forth in its entirety, except as to those sections specifically amended herein. The

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terms appearing in initial capitals not defined in this Second Amendment shall have the meanings ascribed to those terms in the Lease. The Lease, as amended by the First Amendment and this Second Amendment, embodies the entire agreement between the parties relating to the subject matter hereof and shall not be altered, changed or modified in any respect except by written instrument of equal dignity to this instrument.

IN WITNESS WHEREOF, the respective parties have executed this instrument as of the day and year first herein above written

TENANT:		Alien Technology Corporation

Dated:	May 7, 2004	By:	ILLEGIBLE

LANDLORD:		BC Investments & Leasing, Inc.

Dated:	01 - 01 - 06	By:	ILLEGIBLE

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